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Exhibit 1.        Press Release

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                              FOR IMMEDIATE RELEASE

           BANK OF NEW YORK CONTRACTS BELZBERG TECHNOLOGIES TO PROVIDE
                                       ITS
                     CLIENTS WITH GLOBAL ELECTRONIC TRADING

NEW YORK, March 1, 2002 -- Bank of New York, the world's largest depositary for U.S. and global depositary receipts, has contracted Belzberg Technologies Inc. (TSE:BLZ) to provide its clients with trading systems and order routing for both North American and European securities markets. European connections include the Frankfurt Stock Exchange, London Stock Exchange, and Euronext connectivity to Amsterdam, Brussels, and Paris. North American stock exchanges include the NYSE and AMEX, plus all major NASDAQ ECNs and market makers.

Sid Belzberg, CEO of Belzberg, said, "We are pleased to be at the heart of the Bank of New York's program to offer state of the art, global electronic trading solutions for its clients. We expect that this agreement will have a significant impact on Belzberg's transaction revenue."

About Belzberg Technologies Inc.

Belzberg Technologies provides the software and networks to enable seamless, direct-access routing and execution of trades for financial institutions in the United States, Canada, and Europe. The firm's client-base includes 110 leading U.S. and international brokerage houses and financial institutions such as Merrill Lynch, Weiss, Peck & Greer, State Street Brokerage, HSBC, and five major Canadian banks.

Additional information on Belzberg Technologies Inc. is available on the company's web site, www.belzberg.com.


Except for historical information contained herein, the matters discussed in this press release are based on forward-looking statements that involve risk and uncertainty. A variety of important factors could cause results to differ materially from such statements, including but not limited to economic, competitive, governmental and technological factors affecting the company's operations, markets, products, prices and other factors.


Belzberg Contact:

Donald Wilson, Chief Operating Officer
Phone: (416) 360-2572
E-mail: dwilson@belzberg.com